Exhibit 99.1

METTLER-TOLEDO INTERNATIONAL INC. REPORTS
THIRD QUARTER 2007 RESULTS

- - Strong Operating Results and Solid Outlook for 2008 - -
- - Increasing Share Repurchase Program - -

COLUMBUS, Ohio, USA – November 1, 2007 – Mettler-Toledo International Inc. (NYSE: MTD) today announced third quarter results for 2007 and guidance for 2008.  Here are the highlights:

•	Sales growth in local currency was 7%. Reported sales growth was 11%, which included a 4% currency benefit.

•
Net earnings per diluted share as reported (EPS) were $1.16 in both the third quarter of 2007 and 2006.    Adjusted EPS in 2007 was $1.15, an increase of 24% over the prior year amount of $0.93.  Adjusted EPS is a non-GAAP measure and a reconciliation is provided on the last page of the attached schedules.

•
Projected 2007 EPS is estimated at $4.50 to $4.52 and Adjusted EPS is estimated at $4.54 to $4.56.  Projected 2008 EPS is estimated at $5.10 to $5.20 and projected Adjusted EPS is estimated at $5.17 to $5.27.

Third Quarter Results

Robert F. Spoerry, Chairman, President and Chief Executive Officer, stated, “We had another quarter of strong operating performance.   We are very pleased with our broad-based sales growth and the excellent growth in our operating profit and cash flow.  These achievements reflect favorable global markets and effective business strategies, coupled with strong execution.”

EPS was $1.16 in both the third quarter of 2007 and 2006.  Adjusted EPS in 2007 was $1.15, an increase of 24% over the prior year amount of $0.93.  A reconciliation of EPS to Adjusted EPS is provided on the last page of the attached schedules.

Sales were $442.6 million, compared with $397.3 million in the prior year, an increase of 7% in local currency sales.  Reported sales growth was 11%, which included a 4% favorable currency benefit.  By region, local currency sales growth was 5% in Europe, 4% in the Americas and 18% in Asia / Rest of World.  Adjusted operating income amounted to $66.8 million, a 20% increase over the prior year amount of $55.8 million.

Cash flow from operations was $76.2 million, compared with $67.5 million in 2006.  The Company repurchased 1.2 million shares of its stock for $108.6 million during the quarter.

Nine-Month Results

EPS for the nine-month period was $3.01, an increase of 18% over the prior year amount of $2.56.  Adjusted EPS was $3.03, an increase of 25% over the prior year amount of $2.42.  A reconciliation of EPS to Adjusted EPS is provided on the last page of the attached schedules.

Sales were $1.261 billion for the nine-month period, compared with $1.133 billion in the prior year, an increase of 7% in local currency sales.  Reported sales growth was 11%, which included a 4% favorable currency benefit.  By region, local currency sales growth was 5% in Europe, 6% in the Americas and 14% in Asia / Rest of World.  Adjusted operating income amounted to $179.3 million, a 21% increase over the prior year amount of $148.4 million.

Cash flow from operations was $169.1 million, compared with $139.7 million in 2006.  The Company repurchased 2.7 million shares of its stock for $249.0 million during the first nine months.

Increase to Share Repurchase Program

The Company announced that the Board of Directors has authorized a $600 million increase to the share repurchase program through December 2010.  The Company currently has a $900 million stock repurchase program through the end of December 2008 of which $783 million has been utilized.  Spoerry commented, “The expanded share repurchase program reflects the confidence we have in our growth prospects now and into the future.  Our balance sheet and cash flow generation are very strong, and we believe the program will continue to enhance shareholder value.”  The Company added that the repurchases will be made through open market transactions, and the timing will depend on business and market conditions, stock price, trading restrictions, the level of acquisition activity and other factors.

Outlook Increased

The Company stated it expects EPS in the fourth quarter of 2007 to be in the range of $1.49 to $1.51, which results in an estimate of EPS for the full year in the range of $4.50 to $4.52.

Adjusted EPS for the fourth quarter 2007 is expected to be in the range of $1.51 to $1.53 and for the full year 2007 to be in the range of $4.54 to $4.56.  This compares with previous full year guidance of $4.35 to $4.40 and represents a 22% to 23% increase over 2006 Adjusted EPS of $3.72.   Adjusted EPS excludes the after-tax amortization of purchased intangibles and discrete tax items.

The Company stated that based on economic environment and market conditions that remain comparable to today it expects local currency sales growth in 2008 to be in the range of 4% to 6%.  This would result in 2008 EPS of $5.10 to $5.20 and Adjusted 2008 EPS of $5.17 to $5.27 which excludes $0.07 per share for purchased intangibles amortization.  Using the mid-points of 2008 and 2007 Adjusted EPS, this represents an increase of approximately 15%.

Spoerry concluded, “We are cautiously optimistic as we look toward 2008.  We assume market conditions will remain favorable, and we are confident in our ability to execute our strategic initiatives.  We will monitor the end markets and react should conditions change.  We have a well-proven strategy in place that is aimed at generating solid sales growth which, when combined with our margin improvement initiatives and share repurchase strategy, generates strong earnings growth.”

Other Matters

The Company has provided a reconciliation of earnings before taxes, the most comparable U.S. GAAP measure, to adjusted operating income in the attached schedules.

The Company will host a conference call to discuss its third quarter results today (Thursday, November 1) at 5:00 p.m. Eastern Time.  To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com.

METTLER TOLEDO is a leading global supplier of precision instruments and services.  The Company is the world’s largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications.  The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development.  In addition, the Company is the world’s largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications.  Additional information about METTLER TOLEDO can be found at “www.mt.com.”

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties.  For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see “Factors affecting our future operating results” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the fiscal year December 31, 2006.  The Company assumes no obligation to update this press release.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended September 30, 2007		% of sales	Three months ended September 30, 2006	% of sales

Net sales	$442,600	(a)	100.0	$397,318	100.0
Cost of sales	223,591		50.5	203,261	51.2
Gross profit	219,009		49.5	194,057	48.8

Research and development	22,699		5.1	20,478	5.2
Selling, general and administrative (b)	129,520		29.3	117,762	29.6
Amortization	2,825		0.6	2,793	0.7
Interest expense	5,515		1.3	4,409	1.1
Other charges (income), net	58		0.0	(1,441)	(0.4)
Earnings before taxes	58,392		13.2	50,056	12.6

Provision for taxes	14,620		3.3	3,016	0.8
Net earnings	$43,772		9.9	$47,040	11.8

Basic earnings per common share:
Net earnings	$1.19			$1.18
Weighted average number of common shares	36,650,215			39,795,452

Diluted earnings per common share:
Net earnings	$1.16			$1.16
Weighted average number of common	37,597,020			40,455,687
and common equivalent shares

Notes:
(a)   Local currency sales increased 7% as compared to the same period in 2006.
(b)  Amount includes share-based compensation for all periods presented.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Three months ended September 30, 2007		% of sales	Three months ended September 30, 2006	% of sales

Earnings before taxes	$58,392			$50,056
Amortization	2,825			2,793
Interest expense	5,515			4,409
Other income, net	58			(1,441)
Adjusted operating income (b)	$66,790	(a)	15.1	$55,817	14.0

Notes:
(a)  Adjusted operating income increased 20% as compared to the same period in 2006.
(b)  Amount includes share-based compensation for all periods presented.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Nine months ended			Nine months ended
	September 30, 2007		% of sales	September 30, 2006	% of sales

Net sales	$1,260,907	(a)	100.0	$1,132,635	100.0
Cost of sales	635,328		50.4	575,803	50.8
Gross profit	625,579		49.6	556,832	49.2

Research and development	66,489		5.3	60,979	5.4
Selling, general and administrative (b)	379,810		30.1	347,469	30.7
Amortization	8,708		0.7	8,498	0.8
Interest expense	14,977		1.2	12,835	1.1
Other income, net	(688)		(0.1)	(6,536)	(0.6)
Earnings before taxes	156,283		12.4	133,587	11.8

Provision for taxes	41,050		3.3	28,075	2.5
Net earnings	$115,233		9.1	$105,512	9.3

Basic earnings per common share:
Net earnings	$3.08			$2.61
Weighted average number of common shares	37,390,019			40,460,563

Diluted earnings per common share:
Net earnings	$3.01			$2.56
Weighted average number of common	38,312,676			41,155,856
and common equivalent shares

Notes:
(a)  Local currency sales increased 7% as compared to the same period in 2006.
(b)  Amount includes share-based compensation for all periods presented.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING INCOME

	Nine months ended September 30, 2007		% of sales	Nine months ended September 30, 2006	% of sales

Earnings before taxes	$156,283			$133,587
Amortization	8,708			8,498
Interest expense	14,977			12,835
Other income, net	(688)			(6,536)
Adjusted operating income (b)	$179,280	(a)	14.2	$148,384	13.1

Notes:
(a)  Adjusted operating income increased 21% as compared to the same period in 2006.
(b)  Amount includes share-based compensation for all periods presented.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	September 30, 2007	December 31, 2006

Cash and cash equivalents	$75,385	$151,269
Accounts receivable, net	299,906	306,879
Inventory	171,294	148,372
Other current assets and prepaid expenses	72,519	63,250
Total current assets	619,104	669,770

Property, plant and equipment, net	237,140	229,138
Goodwill and other intangibles	539,544	535,621
Other non-current assets	161,888	152,556
Total assets	$1,557,676	$1,587,085

Short-term debt	$12,512	$9,962
Accounts payable	95,942	95,971
Accrued and other current liabilities	297,653	278,446
Total current liabilities	406,107	384,379

Long-term debt	359,290	345,705
Other non-current liabilities	258,285	226,139
Total liabilities	1,023,682	956,223

Shareholders’ equity	533,994	630,862
Total liabilities and shareholders’ equity	$1,557,676	$1,587,085

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

Cash flow from operating activities:
Net earnings	$43,772	$47,040	$115,233	$105,512
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	6,584	6,422	19,501	19,317
Amortization	2,825	2,793	8,708	8,498
Deferred taxation	(2,353)	(1,549)	(6,654)	(6,594)
Excess tax benefits from share-based payment arrangements	(580)	(412)	(5,223)	(8,160)
Other	1,286	2,099	5,530	5,047
Increase in cash resulting from changes in
operating assets and liabilities	24,669	11,076	31,991	16,096
Net cash provided by operating activities	76,203	67,469	169,086	139,716

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	2,252	439	3,398	4,036
Purchase of property, plant and equipment	(8,529)	(8,808)	(24,826)	(20,607)
Acquisitions	(106)	0	(106)	(790)
Net cash used in investing activities	(6,383)	(8,369)	(21,534)	(17,361)

Cash flows from financing activities:
Proceeds from borrowings	85,707	22,144	104,312	51,873
Repayments of borrowings	(74,833)	(74,256)	(95,014)	(149,605)
Proceeds from exercise of stock options	1,076	5,065	11,530	22,532
Excess tax benefits from share-based payment arrangements	580	412	5,223	8,160
Repurchases of common stock (a)	(108,603)	(65,272)	(254,506)	(186,616)
Net cash used in financing activities	(96,073)	(111,907)	(228,455)	(253,656)

Effect of exchange rate changes on cash and cash equivalents	1,931	1,399	5,019	2,081

Net decrease in cash and cash equivalents	(24,322)	(51,408)	(75,884)	(129,220)

Cash and cash equivalents:
Beginning of period	99,707	246,766	151,269	324,578
End of period	$75,385	$195,358	$75,385	$195,358

Note:
(a)	The nine months ended September 30, 2007 and 2006 include $5.4 million and $4.2 million, respectively, relating to the settlement of a liability for shares purchased as of December 31, 2006 and 2005.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

Net cash provided by operating activities	$76,203	$67,469	$169,086	$139,716
Excess tax benefits from share-based payment arrangements	580	412	5,223	8,160
Proceeds from sale of property, plant and equipment	2,252	439	3,398	4,036
Purchase of property, plant and equipment	(8,529)	(8,808)	(24,826)	(20,607)
Free cash flow	$70,506	$59,512	$152,881	$131,305

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

LOCAL CURRENCY SALES GROWTH BY DESTINATION

	Europe	Americas	Asia/RoW	Total

Three Months Ended September 30, 2007	5%	4%	18%	7%

Nine Months Ended September 30, 2007	5%	6%	14%	7%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

	Three months ended					Nine months ended
	September 30,					September 30,
	2007		2006		% Growth	2007		2006		% Growth

EPS as reported, diluted	$1.16		$1.16		0%	$3.01		$2.56		18%

Discrete tax items:
Benefit in Q3 of adjusting Q1 and Q2 tax rate	-		(0.06)	(a)		-		-
Other discrete tax items	(0.03)	(b)	(0.19)	(c)		(0.03)	(b)	(0.19)	(c)
Purchased intangible amortization	0.02	(d)	0.02	(d)		0.05	(d)	0.05	(d)

Adjusted EPS, diluted	$1.15		$0.93		24%	$3.03		$2.42		25%

Note:
(a)	EPS impact during the three months ended September 30, 2006 of adjusting the estimated annual effective tax rate from 30% to 27%, or $2.5 million, relating to the six months ended June 30, 2006.
(b)
Discrete tax items in 2007 pertain to the EPS impact of tax benefits related to the favorable resolution of certain tax matters and other adjustments related to prior years of $3.4 million partially offset by a charge of $2.3 million primarily related to a tax law change.

(c)	Discrete tax items in 2006 pertain to the EPS impact of tax benefits related to a legal reorganization of $2.9 million, net, and a benefit related to a favorable tax law change of $5.1 million.
(d)
Represents the EPS impact of purchased intangible amortization, net of tax, of $0.7 million and $0.6 million for the three months ended September 30, 2007 and 2006, respectively and $1.9 million and $2.0 million for the nine months ended September 30, 2007 and 2006, respectively.